Exhibit 99.1

NEWS RELEASE
Contacts:	Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. COMPLETES ITS ACQUISITION OF FIRST BEEVILLE FINANCIAL CORPORATION AND THE FIRST NATIONAL BANK OF BEEVILLE

CONROE, TEXAS – April 2, 2019 – Spirit of Texas Bancshares, Inc. (NASDAQ:STXB) (“Spirit”), the holding company for Spirit of Texas Bank completed its acquisition of First Beeville Financial Corporation (“Beeville”), the holding company for The First National Bank of Beeville, on April 2, 2019. This is Spirit’s ninth acquisition in its ten-year history and its second since becoming a public company in May 2018. Spirit of Texas Bank now has 29 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, San Antonio-New Braunfels and Corpus Christi metropolitan areas, along with offices in North Central Texas.

“We are excited to officially welcome the shareholders, customers and dedicated employees of Beeville to the Spirit family,” said Dean O. Bass, Spirit’s Chairman and Chief Executive Officer. “Completion of the acquisition of Beeville is an important part of our growth strategy. With the addition of three branch locations and three loan production offices in the South Texas market, we are well positioned to serve our customers even better than before. Together, we are stronger and we remain focused on investing in the communities where we live and work while creating long-term value for our shareholders. We are changing the Texas banking landscape one partner and one location at a time.”

Under the terms of the definitive agreement, Spirit issued 1,579,268 shares of common stock and paid an aggregate of $32,375,000 in cash to Beeville’s shareholders. Beeville shareholders now own approximately 11.5% of Spirit’s common stock, with Spirit shareholders owning the remaining 88.5%.

Allen C. (“Dick”) Jones, IV will join the board of directors of Spirit. “With his proven business and philanthropic leadership in the South Texas region, we are very pleased to welcome Dick to Spirit’s board,” said Mr. Bass. “Additionally, we are pleased to announce that Brannon Brooke and George G. Latcham have been appointed to the Spirit of Texas Bank board of directors.”

Brian K. Schneider, Chairman and President of Beeville, will serve as Regional President—South Texas Region of Spirit of Texas Bank and Kent Fry, Chief Lending Officer of Beeville, will serve as Chief Lending Officer—South Texas Region of Spirit of Texas Bank. “Brian brings the experience and leadership necessary to develop our presence in this region, and we are excited to have him as a part of our management team,” Mr. Bass added. “We are also excited to have Kent oversee our lending activities in the South Texas market. We expect to benefit greatly from both Brian’s and Kent’s vast banking and financial services experience as we work together to create value for our shareholders in both the near and long-term.”

As of December 31, 2018, Spirit reported, on a consolidated basis, total assets of $1.5 billion, total deposits of $1.2 billion and total shareholders’ equity of $199 million and Beeville, on a consolidated basis, reported total assets of $435 million, total deposits of $395 million and total shareholders’ equity of $38 million. Based on financial information as of December 31, 2018, on a pro forma basis, the combined company will have total assets of over $1.9 billion.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit operates in the Houston, Dallas/Fort Worth and Bryan/College Station and San Antonio-New Braunfels metropolitan areas and North Central Texas. More information is available at www.sotb.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our plans, objectives, strategies, expectations and intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plan,” “probable,” “projects,” “seeks,” “should,” “target,” “view” or “would” or the negative of these words and phrases or similar words or phrases. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period; (ii) the risk that integration of the operations of The First National Bank of Beeville will be materially delayed or will be more costly or difficult than expected; (iii) the effect of the announcement of the transaction on customer relationships and operating results; and (iv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form 10-K and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

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